Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 26, 2007, relating to the financial statements of Annaly Capital Management, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Annaly Capital Management, Inc. for the year ended December 31, 2006, and to the reference to us under the heading ‘‘Experts’’ in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
August 30, 2007